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                                                                       EXHIBIT 5


                [Letterhead of The Reynolds and Reynolds Company]


January 12, 2000


Ladies and Gentlemen:

As Associate General Counsel and Assistant Secretary for The Reynolds and Reynolds Company (the "Company"), I am familiar with the Amended Articles of Incorporation of the Company under the laws of the State of Ohio, its Consolidated Code of Regulations, and the respective actions taken by the Shareholders and by the Board of Directors in connection therewith, and all subsequent corporate proceedings with respect thereto.

In addition, I am familiar with the preparation of the Registration Statement on Form S-3 registering 108,890 shares of Class A Common Stock, no par value, relating to the sales, if any, of the shares by the selling shareholders currently being filed with the SEC (the "Registration Statement").

I am also acquainted with the business activities of the Company and have examined corporate minute books, records and such other documents as I have deemed necessary in order to render to you the following opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of Ohio.

2. The 108,890 shares of Class A Common Stock proposed to be sold by the selling shareholders, as described in the Registration Statement, have been duly authorized and validly issued, and are fully paid and nonassessable as described in such Registration Statement.


         Very truly yours,

         /s/ Douglas M. Ventura

         Douglas M. Ventura
         Associate General Counsel
         and Assistant Secretary